EXHIBIT A


               THIS STOCKHOLDERS AGREEMENT (this "Agreement"), dated as of October 17, 1997, is among Acquisition Holdings, Inc., a Delaware corporation ("Holdco"), and the stockholders (the "Stockholders") of ATC Group Services Inc. (the "Company") signatory hereto.

                                    RECITALS

               WHEREAS, Holdco has simultaneously herewith delivered to the Company an offer letter, dated October 17, 1997, from Weiss, Peck & Greer, L.L.C., attached hereto as Exhibit A, pursuant to which Holdco through a subsidiary would enter into a business combination with the Company (the "Transaction") pursuant to an agreement and plan of merger in the form attached hereto as Exhibit B (as the same may be negotiated and entered into by Holdco and/or its affiliates and the Company, the "Merger Agreement") in accordance with which Holdco would acquire the entire equity interest in the Company for $12 per share of Common Stock; and

               WHEREAS, the Stockholders have agreed to vote 14.99% in the aggregate of the Common Stock of the Company in favor of the Transaction and Holdco and the Stockholders desire to memorialize certain other agreements, all as set forth herein.

               NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

                                    AGREEMENT

               1.   Certain Definitions.  For purposes of this Agreement:

               "Acquisition Proposal" shall mean any inquiry, proposal or offer from any Person relating to any direct or indirect acquisition or purchase of 15% or more of the assets of the Company and its subsidiaries or 15% or more of any class of equity securities of the Company or any of its subsidiaries, any tender offer or exchange offer that if consummated would result in any Person beneficially owning 15% or more of any class of equity securities of the Company or any of its subsidiaries, any merger, consolidation, business combination, sale of substantially all the assets, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries, other than the Transaction, or any other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the Transaction or which would reasonably be expected to dilute materially the benefits to Holdco of the Transaction.

               "Beneficially Own" or "Beneficial Ownership" with respect to any securities shall mean having "beneficial ownership" of such securities (as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), including pursuant to any agreement, arrangement or understanding, whether or not in writing. Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a Person shall include securities Beneficially Owned by all other Persons with whom such Person would constitute a "group" within the meaning of Section 13(d) of the Exchange Act.

               "Closing Date" shall mean the date set forth in the Merger Agreement, if executed and delivered, as the closing date for the Transaction.

               "Common Stock" shall mean at any time the Common Stock, par value $.01 per share, of the Company.

               "Existing Shares" shall mean the shares of Common Stock owned by the Stockholders on the date hereof.

               "Permitted Transfer" means a sale, transfer, assignment or other disposition to a Permitted Transferee.

               "Permitted Transferee" means any person who is (A) the spouse or former spouse of, or any lineal descendent of, or any spouse of such lineal descendant of, or the grandparent, parent, brother or sister of, or spouse of such brother or sister of, either of the Stockholders or of a Permitted Transferee; (B) upon the death of any of the Stockholders or any Permitted Transferee of such person, the executors of the estate of such Stockholder or such Permitted Transferee, and any of such Stockholder's or such Permitted Transferee's heirs, testamentary trustees, devisees, or legatees; (C) any trust for the benefit of one or more of the Stockholders or Permitted Transferees;
(D) upon the disability of either of the Stockholders or any Permitted Transferee, any guardian or conservator of such Stockholder or such Permitted Transferee; (E) any corporation, partnership or other entity if at least 95% of the beneficial ownership is held by either Stockholder individually or by the Stockholders in the aggregate or Permitted Transferees, or (F) a lending institution in whose favor either of the Stockholders pledges or otherwise grants a security interest in any or all of the Proxy Shares (as defined herein) for the purpose of obtaining one or more bona fide loans or advances for the exercise of options, warrants or other rights held by either Stockholder to acquire shares of Common Stock; provided, that in each case such transferee (in the case of a transferee under clause (F) above, on behalf of itself and any transferee of the collateral) assumes and agrees to perform and becomes a party to this Agreement, agrees not to make an Acquisition Proposal, and agrees not to dissent in the Transaction, all on terms reasonably acceptable to Holdco. For purposes of this Agreement, when a Permitted Transferee has


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

acquired Shares in accordance herewith, such person shall be deemed a "Stockholder" hereunder.

               "Person" shall mean an individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization or other entity.

               "Shares" shall mean the Existing Shares and any right to acquire shares of Common Stock owned on the date hereof and any shares of Common Stock or rights to acquire shares of Common Stock acquired by any Stockholder in any capacity after the date hereof and prior to the termination of this Agreement. "Shares" shall include (i) shares of Common Stock acquired upon the exercise of options, warrants or other rights to acquire shares; (ii) shares of Common Stock acquired upon the conversion or exchange of convertible or exchangeable securities; (iii) shares of Common Stock acquired by means of purchase, dividend, distribution, gift, bequest, inheritance or as a successor in interest in any capacity or otherwise; and (iv) rights to acquire shares of Common Stock, vested or not, presently exercisable or not, including, but not limited to, options and warrants. In the event of a stock dividend or distribution, or any change in the Common Stock by reason of any stock dividend, split-up, recapitalization, reclassification, combination, exchange of shares or the like, the term "Shares" shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any shares into which or for which any or all of the Shares may be changed, reclassified or exchanged and appropriate adjustments shall be made to the terms and provisions of this Agreement. "Shares" shall also include voting trust certificates issued in respect of any Shares.

               2.   Voting of Shares; No Inconsistent Agreements.

               (a) With respect to the Shares identified as Proxy Shares on Exhibit C attached hereto (the "Proxy Shares"), each Stockholder, subject to the terms of this Agreement, hereby irrevocably grants to, and appoints, Holdco and any other Person who shall hereafter be designated by Holdco, such Stockholder's proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Stockholder, to vote such Stockholder's Proxy Shares, or grant a consent or approval in respect of such Proxy Shares, at any meeting of stockholders of the Company or at any adjournment thereof or in any other circumstances upon which their vote, consent or other approval is sought, (i) in favor of (A) the Transaction, (B) the Merger Agreement and (C) the transactions contemplated by the Merger Agreement, including, but not limited to, the amendments to the Certificate of Incorporation of the Company contemplated thereby and (ii) against (other than in connection with the Transaction) (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or any of its subsidiaries (other than the Transaction);
(B) any sale, lease or transfer by the Company of a material amount of


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assets (including stock) of the Company or any of its subsidiaries, or a reorganization, restructuring, recapitalization, special dividend, dissolution or liquidation of the Company or any of its subsidiaries; and (C)(1) any change in a majority of the persons who constitute the board of directors of the Company or any of its subsidiaries; (2) any change in the present capitalization of the Company or any of its subsidiaries including any proposal to sell a substantial equity interest in the Company or any of its subsidiaries; (3) any amendment of the Company or any of its subsidiaries' charters or by-laws; (4) any other change in the Company or any of its subsidiaries' corporate structure or business; and (5) any other action which, in the case of each of the matters referred to in clauses (C)(1), (2), (3) or
(4), is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, or materially adversely affect the Transaction and the transactions contemplated by this Agreement and the Merger Agreement.

               (b) Such Stockholder represents that any proxies previously given in respect of such Stockholder's Proxy Shares are not irrevocable, and that any such proxies are hereby revoked.

               (c) Such Stockholder hereby affirms that the irrevocable proxy set forth in this Section 2 is given to secure the performance of the duties of the Stockholder under this Agreement. Such Stockholder hereby further affirms that such irrevocable proxy is coupled with an interest and may under no circumstances be revoked, except in connection with the termination of this Agreement pursuant to Section 7 hereof. Such Stockholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212(e) of the Delaware General Corporation Law.

               (d) Each Stockholder severally and not jointly agrees that it shall not enter into any agreement or understanding with any Person the effect of which would be inconsistent with or violative of the provisions and agreements contained herein, including in this Section 2. Further, from the date hereof until such time as Holdco's designees shall constitute a majority of the members of the Board of Directors of the Company, each Stockholder severally and not jointly agrees that it will, if the Board of Directors of the Company fails or refuses to submit the Transaction to the Company stockholders, vote all Proxy Shares held of record or Beneficially Owned by such Stockholder to (i) call or cause to be called a special meeting of stockholders of the Company (or effect a written consent) to remove the directors of the Company who have so failed or refused, or to increase the size of the Board of Directors and elect a majority of new directors who will submit the Transaction to the stockholders of the Company for a vote, and (ii) use its reasonable efforts to vote such Proxy Shares to effect


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

such removal and replacement, or increase and election, and the submission of the Transaction to the stockholders of the Company; and (iii), at any time after initial approval by the stockholders of the Company of the Transaction, if so requested by Holdco, vote such Proxy Shares to approve all or any actions incident to the Transaction or the other matters referred to in this Section 2 by stockholder written consent.

               3.   Other Stockholder Covenants.

               (a) Restriction on Transfer; Proxies and Non-interference. From the date hereof through the Closing Date or the earlier termination of this Agreement in accordance with its terms, and except for Permitted Transfers as expressly permitted herein and subject to Section 3(f), each Stockholder severally and not jointly agrees that it shall not directly or indirectly:

                    (i) offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to, or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of (collectively, "transfer"), any or all of the Proxy Shares or any interest therein;

                    (ii) grant any proxies or powers of attorney with respect to the Proxy Shares, deposit the Proxy Shares into a voting trust or enter into a voting agreement with respect to the Proxy Shares; or

                    (iii) take any action that would make any representation or warranty of such Stockholder contained herein untrue or incorrect or would result in a breach by such Stockholder of its obligations under this Agreement.

               (b) No Solicitation. Subject to Section 3(f), from the date hereof until the Closing Date, or the earlier termination of this Agreement in accordance with Section 7 hereof, each Stockholder severally and not jointly agrees that such Stockholder shall not, and shall not permit any of such Stockholder's representatives, agents or affiliates (including, without limitation, any investment banker, attorney or accountant retained by any Stockholder) to, directly or indirectly, enter into, solicit, initiate or continue any discussions or negotiations with, or provide any information to, or otherwise cooperate in any other way with, any Person or group, other than Holdco and its affiliates, concerning any offer or proposal which constitutes or is reasonably likely to lead to an Acquisition Proposal. Each Stockholder severally and not jointly agrees that it will immediately notify Holdco orally and in writing if any discussions or negotiations are sought to be initiated, any


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

inquiry or proposal is made, or any information is requested with respect to any Acquisition Proposal or which could lead to an Acquisition Proposal, and immediately notify Holdco of all material terms of any proposal which it may receive in respect of any such Acquisition Proposal, including the identity of the prospective purchaser or soliciting party if known, and thereafter shall inform Holdco on a timely, ongoing basis of the status and content of any discussions or negotiations with such a third party, including immediately reporting any material changes to the terms and conditions thereof.

               (c) Reliance. Each Stockholder understands and acknowledges that Holdco is proposing to enter into the Transaction in reliance upon each Stockholder's execution and delivery of this Agreement.

               (d) Further Assurances. From time to time, at Holdco's request and without further consideration, each Stockholder severally and not jointly agrees that it shall execute and deliver such additional documents and take all such further lawful action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the purposes of this Agreement.

               (e) Stockholder Termination Fee. In the event that any Acquisition Proposal is consummated, then each Stockholder shall pay to Holdco as soon as practicable, but in no event longer than two business days after receipt of the consideration paid to such Stockholder in connection with such Acquisition Proposal an amount (the "Stockholder Termination Fee") equal to the product of (x) the number of Shares Beneficially Owned by such Stockholder, multiplied by (y) the excess of the per share value of consideration paid or payable in consequence of consummation of the Acquisition Proposal (with the value of any non-cash consideration being determined by agreement of Holdco and such Stockholder or, failing such agreement within 10 business days of consummation of such Acquisition Proposal, as provided below) over $12. In the case of options on Shares, to the extent the same are cancelled for a payment in cash (the "Option Payment"), the amount due hereunder shall be the amount by which the Option Payment exceeds the product of (a) the number of Shares underlying such options and (b) $12. In the event that the consideration paid or payable in consequence of consummation of the Acquisition Proposal: (i) consists solely of cash, then the Stockholder Termination Fee shall be payable solely in cash, or (ii) consists of cash and other non-cash property, or solely non-cash property, then the Stockholder Termination Fee shall be payable in cash and such non-cash property in the same proportion as the cash bears to the value of the non-cash property issued or issuable in consequence of consummation of the Acquisition Proposal (as such value is determined herein).

               If Holdco and such Stockholder fail to agree promptly on the value of such non-cash consideration, then the parties shall


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

appoint an independent investment banking firm reasonably acceptable to Holdco and such Stockholder to act as arbitrator (the "Arbitrator"). Upon the selection of the Arbitrator, Holdco on the one hand and such Stockholder on the other shall deliver to the Arbitrator and to each other their last and final offer concurrently in writing (the "Certified Offers"). The Certified Offers shall list one amount which the submitting party asserts is the appropriate valuation of such non-cash consideration as of the date of submittal. The Arbitrator's sole role shall be to select which one of the two Certified Offers most closely approximates the valuation the Arbitrator would have determined for such non-cash consideration, taking into account current market valuations of any publicly traded securities which constitute such non-cash consideration. The Arbitrator shall notify the parties of such determination. The determination of the Arbitrator shall be binding on the parties. All costs and expenses of the Arbitrator shall be borne by the parties whose Certified Offer is not selected.

               Each Stockholder acknowledges that the agreements contained in this Section 3(e) are an integral part of the transactions contemplated by this Agreement and the Transaction. Accordingly, if the Stockholder shall fail to pay when due any amounts which shall become due under Section 3(e) hereof, the Stockholder shall in addition hereto pay to Holdco all costs and expenses (including fees and disbursements of counsel) incurred in collecting such overdue amounts, together with interest on such overdue amounts from the date such payment was required to be made until the date such payment is received at a rate per annum equal to the Prime Rate as announced from time to time by Citibank, N.A. as its "prime rate," "reference rate," "base rate" or other similar rate. Any payment required to be made pursuant to this Section 3(e) shall be made when due by wire transfer of immediately available funds to an account designated by Holdco.

               The parties agree and acknowledge that in the event that any Acquisition Proposal is consummated, it would be impracticable and extremely difficult to ascertain with certainty the amount of damages to Holdco. Therefore, the parties agree that payment of the Stockholder Termination Fee pursuant to this Section 3(e) shall represent full liquidated damages. The parties agree that no party shall be liable for special, indirect, incidental or consequential damages of any nature arising from this Agreement.

               (f) Fiduciary Duty of Directors. Holdco agrees and acknowledges that each Stockholder is a director of the Company, and, in such capacity, has fiduciary duties to the stockholders of Company. Nothing in this Agreement (including, without limitation, Section 3(b)) shall be deemed to limit or affect the obligation of each Stockholder, as a director of the Company, to take any and all action as may be necessary in the exercise of his fiduciary duty to the stockholders of the Company.


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

               4. Representations and Warranties of Stockholders. Each Stockholder hereby severally and not jointly (and solely with respect to itself and the Shares held of record or Beneficially Owned by such Stockholder) represents and warrants to Holdco as follows:

               (a) Ownership of Shares. Such Stockholder is the record and/or Beneficial Owner of the Existing Shares set forth on Exhibit C hereto. On the date hereof, the Existing Shares constitute all of the Shares owned of record or Beneficially Owned by such Stockholder. With respect to the number of shares set forth opposite such Stockholder's name on Exhibit C hereto, and with the exceptions noted thereon, if any, such Stockholder has sole voting power and sole power to issue instructions with respect to the matters set forth in Sections 2 and 3 hereof, sole power of disposition, sole power of conversion, sole power to demand appraisal rights and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Existing Shares with no limitations, qualifications or restrictions on such rights, subject to applicable securities laws and the terms of this Agreement.

               (b) Due Authorization. Such Stockholder has all requisite capacity, power and authority to execute and deliver this Agreement and perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by such Stockholder and constitutes a valid and binding agreement enforceable against such Stockholder in accordance with its terms except to the extent (i) such enforcement may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors rights and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

               (c) No Conflicts. Except for filings, authorizations, consents and approvals contemplated by the Transaction and necessary for the consummation of the transactions contemplated hereby and thereby, (i) no filing with, and no permit, authorization, consent or approval of, any state or federal public body or authority is necessary for the execution of this Agreement by such Stockholder and the consummation by such Stockholder of the transactions contemplated hereby and (ii) none of the execution and delivery of this Agreement by such Stockholder, the consummation by such Stockholder of the transactions contemplated hereby or compliance by such Stockholder with any of the provisions hereof shall (A) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which


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

such Stockholder is a party or by which such Stockholder or any of its properties or assets may be bound, or (B) violate any order, writ, injunction, decree, judgment, statute, rule or regulation applicable to such Stockholder or any of its properties or assets.

               (d) No Encumbrances. Except as set forth on Exhibit C or as otherwise permitted herein, the Shares and the certificates representing such Shares are now, and at all times during the term hereof, will be, held by such Stockholder, or by a nominee, custodian or trust for the benefit of such Stockholder, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever, except for any such arising hereunder.

               (e) No Finder's Fees. No broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial adviser's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of such Stockholder.

               5. Representations and Warranties of Holdco. Holdco represents and warrants to the Stockholders as follows:

               (a) Organization. Holdco is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, and has all requisite corporate power or other power and authority to execute and deliver this Agreement and perform its obligations hereunder. The execution and delivery by Holdco of this Agreement and the performance by Holdco of its obligations hereunder have been duly and validly authorized by its Board of Directors and, except as contemplated in the Transaction, no other corporate proceedings on the part of Holdco are necessary to authorize the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

               (b) Agreement. This Agreement has been duly and validly executed and delivered by Holdco and constitutes a valid and binding agreement of Holdco enforceable against Holdco in accordance with its terms, except that
(i) such enforcement may be subject to applicable bankruptcy, insolvency, or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceedings therefor may be brought.

               (c) No Conflicts. Except for filings, authorizations, consents, and approvals contemplated by the Transaction and necessary for the consummation of the transactions contemplated hereby and thereby, (i) no filing with, and no permit, authorization, consent or approval of, any state or federal public body or authority is necessary for the execution of this Agreement


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

by Holdco and the consummation by Holdco of the transactions contemplated hereby, and (ii) none of the execution and delivery of this Agreement by Holdco, the consummation by Holdco of the transaction contemplated hereby or compliance by Holdco with any of the provisions hereof shall (A) conflict with or result in any breach of the charter or bylaws of Holdco, (B) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third-party right of termination, cancellation, material modifications or acceleration) under any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which Holdco is a party or by which Holdco of its properties or assets may be bound, or (C) violate any order, writ, injunction, decree, judgment, statute, rule or regulation applicable to Holdco or its respective properties or assets.

               6.   Legend.

               (a) Each Stockholder severally and not jointly agrees with, and covenants to, Holdco that such Stockholder shall not request that the Company register the transfer (by book-entry or otherwise) of any certificate or uncertificated interest representing any of the Proxy Shares, unless such transfer is in compliance with this Agreement.

               (b) Each Stockholder severally and not jointly agrees that it shall promptly after the date hereof surrender to Holdco all certificates representing the Proxy Shares held by such Stockholder, and Holdco shall place the following legend on such certificates, which legend, except as otherwise expressly provided in this Agreement, shall remain on such certificates until the termination of this Agreement:

               "THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO AN AGREEMENT, DATED AS OF OCTOBER 17, 1997 AMONG CERTAIN STOCKHOLDERS AND ACQUISITION HOLDINGS, INC. THE SHARES ARE SUBJECT TO RESTRICTIONS ON TRANSFER OR ENCUMBRANCE AND VOTING. A COPY OF THE AGREEMENT IS AVAILABLE AT THE PRINCIPAL OFFICE OF THE COMPANY."

               7. Termination. This Agreement shall terminate upon the earlier to occur of (i) the Closing Date and (ii) that date which is one year after the date hereof; provided, however, if Holdco shall have breached its obligations under this Agreement or the Merger Agreement, then this Agreement shall terminate in all respects (including, without limitation, Section 3(e)) 150 days after the date hereof unless Holdco breaches its obligations under
Section 10(a), in which case this Agreement shall terminate immediately upon such breach. Notwithstanding the immediately


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

preceding sentence, the parties hereto agree that the provisions of Section 3(e) (but only to the extent an Acquisition Proposal is made, proposed, communicated, disclosed or consummated prior to termination hereunder) and
Section 8 shall survive any termination of this Agreement, and that no such termination shall relieve any party of liability for a breach hereof prior to termination.

               8. Confidentiality and Public Announcements. The parties recognize that successful consummation of the transactions contemplated by this Agreement may be dependent upon confidentiality with respect to the matters referred to herein. In this connection, pending public disclosure thereof, each of the parties hereto severally and not jointly agrees not to disclose or discuss such matters with anyone not a party to this Agreement (other than its counsel, advisors, corporate parents and affiliates) without the prior written consent of the other parties hereto, except for filings required pursuant to the Exchange Act and the rules and regulations thereunder or disclosures its counsel advises are necessary in order to fulfill its obligations imposed by law or the requirements of any securities exchange. At all times during the term of this Agreement, the parties hereto will consult with each other before issuing or making any reports, statements or releases to the public with respect to this Agreement or the transactions contemplated hereby and will use good faith efforts to agree on the text of public reports, statements or releases.

               9. Severance and Consulting Agreements. Holdco and the Stockholders agree to enter into severance, consulting and non-competition agreements in the forms attached hereto as Exhibits D-1 and D-2 on and as of the effective date of the merger under the Merger Agreement.

               10.  General Provisions.

               (a) Commercially Reasonable Efforts to Consummate the Transaction. Holdco agrees that if the Merger Agreement, in the form attached hereto (the "Form Merger Agreement"), is acceptable to the Special Committee of Independent Directors of the Company's Board of Directors (the "Special Committee"), Holdco will execute the Form Merger Agreement; provided, however, that Holdco will not be required to execute the Form Merger Agreement if the Company discloses on the Company Disclosure Schedule (as such term is defined in the Form Merger Agreement) an event or circumstance of which Holdco has no knowledge as of the date hereof that would cause the representations and warranties in the Form Merger Agreement to fail to be true and correct without regard to the Company Disclosure Schedule. If such an event or circumstance is disclosed on the Company Disclosure Schedule or if the Special Committee requests changes to the Form Merger Agreement, Holdco agrees to negotiate the Merger Agreement in good faith and to use its commercially reasonable efforts to consummate the Transaction on terms mutually acceptable to the Special Committee and Holdco.


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

               (b) Expenses. Whether or not the transactions contemplated hereby are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, except as otherwise specifically noted herein or in the Merger Agreement.

               (c) Notices. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by telecopy, electronic or digital transmission method; the day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., Federal Express); and upon receipt, if sent by certified or registered mail, return receipt requested. In each case notice shall be sent to:

                    (i)  if to Holdco, to:

                         Acquisition Holdings, Inc.
                         c/o Weiss, Peck & Greer
                         One New York Plaza
                         New York, New York  10004
                         Attention:  Steven N. Hutchinson
                         Telephone:  (212) 908-9500
                         Telecopy:   (212) 908-0112

                         with copies to:

                         Chadbourne & Parke LLP
                         30 Rockefeller Plaza
                         New York, New York  10112
                         Attention:  Dennis J. Friedman, Esq.
                         Telephone:  (212) 408-5100
                         Telecopy:   (212) 541-5369

                    (ii) if to the Stockholders, to the respective addresses set forth on Exhibit C.

               (d) Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the word "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". This Agreement shall not be construed for or against either party by reason of the authorship or alleged authorship of any provision hereof or by reason of the status of the respective parties. All terms defined in this Agreement in the singular shall have comparable meanings when used in the plural, and vice versa, unless otherwise specified.

               (e) Entire Agreement; No Third-Party Beneficiaries. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

               (f) Assignment. Except in connection with Permitted Transfers, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned (whether by operation of law or otherwise) by any Stockholder without the consent of Holdco. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

               (g) Governing Law. This Agreement shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the State of New York (without reference to the choice of law provisions), except with respect to matters of law concerning the internal corporate affairs of any corporate entity which is a party to or the subject of this Agreement, and as to those matters the law of the jurisdiction under which the respective entity derives its powers shall govern.

               (h) Severability. Each party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof to be null, void or unenforceable, or order any party to take any action inconsistent herewith or not to take an action consistent herewith or required hereby, the validity, legality and enforceability of the remaining provisions and obligations contained or set forth herein shall not in any way be affected or impaired thereby. Upon any such holding that any provision of this Agreement is null, void or unenforceable, the parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are consummated to the extent possible. Except as otherwise contemplated by this Agreement, to the extent that a party hereto took an action inconsistent herewith or failed to take action consistent herewith or required hereby pursuant to an order or judgment of a court or other competent authority, such party shall incur no liability or obligation unless such party did not in good faith seek to resist or object to the imposition or entering of such order or judgment.

               (i) Injunctive Relief. Subject to the last paragraph of Section 3(e), the parties acknowledge that it will be impossible to measure in money the damages that would be suffered if the parties fail to comply with any of the obligations herein imposed on them and that in the event of any such failure, an aggrieved

Person or entity will be irreparably damaged and will not have an adequate remedy at law. Subject to the last paragraph of Section 3(e), any such Person or entity shall, therefore, be entitled to injunctive relief, including specific performance, to enforce such obligations, and if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the parties shall raise the defense that there is an adequate remedy at law.

               (j) Attorneys' Fees. If any party to this Agreement brings an action to enforce its rights under this Agreement, the prevailing party shall be entitled to recover its costs and expenses, including without limitation reasonable attorneys' fees, incurred in connection with such action, including any appeal of such action.

               (k)  Cumulative Remedies. Subject to the last paragraph of
Section 3(e), all rights and remedies of either party hereto are cumulative of each other and of every other right or remedy such party may otherwise have at law or in equity, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.

               (l) Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when executed and delivered by each of the parties.

               (m) Amendments, Waivers, Etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by the parties hereto.

               (n) Binding Agreement. Each Stockholder agrees that this Agreement and the obligations hereunder shall attach to the Shares and shall be binding upon any Person or entity to which legal or Beneficial Ownership of such shares shall pass, whether by operation of law or otherwise, including, without limitation, such Stockholder's heirs, distributees, guardians, administrators, executors, legal representatives, or successors or other transferees (for value or otherwise) and any other successors in interest. Notwithstanding any transfer of Shares the transferor shall remain liable for the performance of all obligations under this Agreement of the transferor.

               (o) Capacity. For purposes of this Agreement and the representations, covenants and promises contained herein, each of the Stockholders is acting solely in his capacity as a stockholder of, and not as a director, officer, employee, representative or agent of, the Company.


               (p) Obligations of the Stockholders. The liabilities and obligations of each Stockholder under any provision of this

Agreement are several and not joint and apply solely to such Stockholder and to the Shares held of record or Beneficially Owned by such Stockholder. No Stockholder shall have any liability or obligation under this Agreement for any act, omission or breach by any other Stockholder.

               (q) Consent and Jurisdiction. Each party irrevocably and unconditionally agrees and consents that any suit, action or other legal proceeding arising out of or related to this Agreement shall be brought and heard in New York County, State of New York and each party irrevocably consents to personal jurisdiction in any and all tribunals in said County.

               IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

                                            Acquisition Holdings, Inc.

                                            By:  /s/ Steven N. Hutchinson
                                                --------------------------
                                               Name: Steven N. Hutchinson
                                                     President


                                                 /s/ Morry F. Rubin
                                                 -------------------------
                                                     Morry F. Rubin


                                                 /s/ George Rubin
                                                 -------------------------
                                                     George Rubin

                                                                 Exhibit C


Stockholder                  Existing Shares (#)            Proxy Shares (#)
-----------                  -------------------            ----------------

George Rubin                         1,022,042                     720,035
c/o ATC Group Services Inc.
104 East 25th Street
New York, New York  10010
Tel:  (212) 353-8280
Fax:  (212) 598-4283

with a copy to:

Cadwalader, Wickersham & Taft
100 Maiden Lane
New York, New York  10038
Tel:  (212) 504-6000
Fax:  (212) 504-6666

   Attn: Lawrence A. Larose, Esq.

Morry F. Rubin                         638,739                     449,995
c/o ATC Group Services Inc.
104 East 25th Street
New York, New York  10010
Tel:  (212) 353-8280
Fax:  (212) 598-4283

with a copy to:

Cadwalader, Wickersham & Taft
100 Maiden Lane
New York, New York  10038
Tel:  (212) 504-6000
Fax:  (212) 504-6666

   Attn: Lawrence A. Larose, Esq.

     Total                           1,660,781                   1,170,030

Total Outstanding*                   7,805,407


-------------------------------
*        As of August 18, 1997.

                                                                   Exhibit D-1


               SEVERANCE, CONSULTING AND NON-COMPETITION AGREEMENT

               THIS SEVERANCE, CONSULTING AND NON-COMPETITION AGREEMENT (this "Agreement"), dated as of , 199 is by and between ATC Group Services Inc. with its principal office at 104 East 25th Street, 10th Floor, New York, New York 10010 (the "Company") and George Rubin [address] ("Employee").

                                    RECITALS

               WHEREAS, Employee serves as a Director and Chairman of the Board and is employed by the Company as Secretary;

               WHEREAS, Employee is currently compensated at the rate of $300,000 per year with a bonus equal to 2.5% of the Company's pre-tax profits (in the aggregate, the "Compensation");

               WHEREAS, the Employee desires to resign his employment with the Company and his position as Director as of the effective date of the proposed merger between Acquisition Holdings, Inc. or an affiliate thereof and the Company (the "Effective Date");

               WHEREAS, the parties desire to set forth their respective rights and obligations in respect of Employee's resignation from the above positions; and

               WHEREAS, the Company and Employee desire to enter into a consulting agreement as set forth herein.

               NOW, THEREFORE, in consideration of the covenants and conditions set forth herein, the parties, intending to be legally bound, agree as follows:

                                    AGREEMENT

               1.   Resignation.

               (a) Employee hereby resigns from his employment with the Company with effect on and as of the Effective Date. It is agreed by the parties that, on and as of the Effective Date, all rights and obligations of Employee and the Company with respect to such employment shall terminate.

               (b) Employee hereby resigns as Director and Chairman of the Board of the Company with effect on and as of the Effective Date.

               2. Consulting Services. For a period of three (3) years after the Effective Date, Employee agrees to make himself available at reasonable times and locations (taking necessary account of Employee's business commitments) to perform consulting services as reasonably requested by the Company provided, (i) the Employee shall be given at least 48 hours prior written notice of the requested services, (ii) all such consulting services shall be rendered in The City of New York and (iii) Employee shall not be required to devote more than 10 hours per month to the business of the Company. All consulting services rendered to the Company by Employee shall be performed as an independent contractor, and Employee shall not for any purpose be deemed to be an employee of the Company.

               3.   Benefits.

               (a) Payment. In consideration of the agreements of Employee herein and without diminution because of the ability or inability of Employee to perform any consulting services that may be requested by the Company, the Company agrees to pay Employee (or his assigns or, in the event of his death, his executor) the aggregate sum of three million two hundred ten thousand two hundred ninety dollars ($3,210,290), less applicable withholdings for federal, state and local taxes, to be paid as follows: (i) $1,550,000 shall be paid on the Effective Date and (ii) $276,715 shall be paid on each January 1, April 1, July 1, and October 1, commencing on the first such day that occurs at least one month following the Effective Date and ending with the sixth such payment. Any tax liability incurred by Employee in respect of consideration received hereunder hereof shall be borne by him. The parties hereto agree that (x) $986,000 of the aggregate amount payable hereunder shall be allocated to severance payments; (y) $300,000 shall be allocated as a pro rata bonus for the fiscal year ending February 28, 1998; and (z) $1,924,290 of the aggregate amount payable hereunder shall be allocated to Employee's covenant not to compete in Section 6 herein.

               (b) ealth Insurance. For the three (3) year period commencing on the Effective Date, Employee and the members of his immediate family shall be entitled to participate in and receive benefits under: (i) ATC Management Inc.'s health coverage plan with Unicare or any health insurance plan subsequently adopted by the Company in its place; and (ii) the Executive Supplement Plan to ATC Management Inc.'s health coverage plan with Unicare as long as the Company is able to obtain coverage for Employee under the supplemental plan; provided, that, the Company shall use commercially reasonable efforts to maintain substantially similar coverage during the term of this Agreement. During such period, Employee shall pay all premiums, deductibles and other charges arising out of or associated with the coverage of Employee and his immediate family under the insurance plans described in clauses (i) and (ii) hereof; provided, that, such premiums, deductibles and other charges do not increase disproportionately for Employee as compared with other senior executives of the Company.

               (c) Car Lease. On the Effective Date, Employee shall return to the Company the Range Rover vehicle leased by the Company and used by the Employee.

               4. Expenses. All reasonable expenses incurred by Employee in connection with the provision of consulting services requested hereunder, including for airfare, hotel accommodations, meals and the like, shall be reimbursed by the Company within seven (7) days after presentation by Employee of receipts and other supporting documentation, provided that such expense had been approved in advance by the Company.

               5. No Solicitation of Employees. Employee hereby represents and warrants that he has not solicited for employment or induced any person employed by the Company to terminate employment during the sixty-day period preceding the date hereof.

               6.   Covenant Not to Compete.

               (a) Employee hereby covenants and agrees that Employee shall not, alone or in conjunction with any other person or entity, whether as a principal, agent, stockholder, director, officer, manager, trustee, representative, employee, executive or consultant or in any other capacity, for whatever reason, directly or indirectly: (i) for a period of four (4) years after the Effective Date, compete or assist any person or entity in competing with the Company in all aspects of the business as conducted by the Company on the Effective Date in any manner in the United States, except as permitted in clauses (iii) and (iv) below; provided, that, upon written notice by the Company of Employee's breach of this Section 6(a)(i), Employee shall have 10
(ten) business days from the date of notice to cure any such breach; (ii) for a period of four (4) years after the Effective Date, request or cause any person employed by the Company on or after the date hereof to terminate employment, subject to clauses (iii) and (iv) below; (iii) for a period three (3) years after the Effective Date, compete or assist any person or entity in competing with ATC InSys Technology Inc. ("InSys") or 3D Information Services Inc. ("3D") or assist any person or entity in competing with InSys or 3D anywhere within the legal boundaries of the State of New Jersey; or (iv) for a period three (3) years after the Effective Date, solicit on behalf of himself or any other person or entity, within The City of New York, any of the following customers of InSys: (A) J.P. Morgan & Co. Incorporated, (B) Merrill, Lynch & Co. (C) The Long Island Rail Road Co. and (D) The Chase Manhattan Bank; provided, however, that the immediately preceding clause (iv) shall apply only to products or services that are competitive with those of InSys. This Section 6 shall not be deemed to prohibit the Employee from owning up to 5% of the outstanding voting securities of any issuer whose securities are listed or traded on a U.S. national stock exchange, the Nasdaq National Market System or a comparable foreign exchange or system.

               (b) If the scope of any restriction contained in this Agreement is too broad to permit enforcement of such restriction to its fullest extent, then such restriction shall be enforced to the maximum extent permitted by law, and Employee hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction. Employee acknowledges and agrees that the covenants contained herein are necessary for the protection of the Company's legitimate business interests and are reasonable in scope and content. Employee further acknowledges and understands that the remedy at law for any breach by him of this Section 6 will be inadequate, and that the damages flowing from such breach are not readily susceptible to being measured in monetary terms. Accordingly, it is acknowledged that upon Employee's violation of any provision of this Section 6, the Company shall be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach. Nothing in this Section 6 shall be deemed to limit the Company's remedies at law or in equity for any breach by Employee of any of the provisions of Section 6 which may be pursued or availed of by the Company.

               7. Release. The Company hereby releases the Employee and the Employee hereby releases the Company and its affiliates and its and their present and former stockholders, directors, officers, employees, agents, attorneys, successors and assigns (together, the "Company Released Parties"), from any and all claims that each of the Employee or the Company Released Parties has or may have arising in any way out of Employee's employment with the Company and service as Director and Chairman of the Board and the cessation thereof, including, but not limited to, any and all claims each of the Employee or the Company had, has or may have with respect to the Compensation. Notwithstanding the above, this provision is not intended to release any claims that may arise after the date Employee executes this Agreement, including claims to enforce this Agreement.

               8. Retained Property. Employee represents that he has returned all property of the Company in his possession, including but not limited to credit cards, security key cards, telephone cards, car service cards, computer software or hardware, company identification cards, Company records and copies of records, correspondence and copies of correspondence and other books or manuals issued by the Company. Employee also warrants that he has no debts to or loans from the Company. Notwithstanding the foregoing, Employee shall have the right to retain (i) duplicate photocopies of books and records of the Company that do not fall within the category of "Confidential Information" (as defined below) and (ii) all personal property of the Employee located on the premises of the Company.

               9. Confidentiality. Employee acknowledges that he has had and may in the performance of consulting services hereunder continue to have access to Confidential Information (as hereinafter defined) of the Company. Employee agrees not to disclose, communicate or divulge to, or use for the direct or indirect benefit of, any person (including Employee), firm, association or other entity (other than the Company or its affiliates) any Confidential Information. "Confidential Information" includes, but is not limited to, business methods, business policies, procedures, techniques, research or development projects or results, trade secrets (which Employee agrees include the Company's customer and prospective customer lists), pricing policies, business plans, computer software, intellectual property, and other such information not otherwise available to the general public, unless the information is disclosed to Employee without confidential or proprietary restriction by the Company or a third party who rightfully possesses the information (without confidential or proprietary restriction) and did not learn of it, directly or indirectly, from the Company. If any person (including any government employee) requests the disclosure or release of Confidential Information, Employee shall (i) promptly notify the Company of such request so that the Company may pursue any available remedies to prevent the disclosure or release of such Confidential Information and (ii) furnish the Company a copy of all written materials pertaining to such request for Confidential Information as the Company shall deem appropriate.

               10. No Claims. Employee represents and warrants that he has not filed any charges, claims or complaints against the Company Released Parties, and he represents and warrants that he will not initiate or voluntarily participate or assist in any charge, claim, or complaint against the Company Released Parties, it being understood that this provision does not affect Employee's right to enforce this Agreement, or legal obligation, if any, to appear as a witness if subpoenaed for examination before trial or subpoenaed for trial or hearing or, if required, to provide information to the Equal Employment Opportunity Commission or to an equivalent state or local administrative agency in response to a demand for information.

               11. Benefits Terminated. Employee acknowledges that he is not entitled to receive benefits from the Company other than as set forth in
Section 3 of this Agreement, except for any vested benefits to which Employee is entitled in the Company's 401(k) Plan and except for any other benefits afforded Employee by applicable law.

               12. No Inducements. Employee warrants that he is entering into this Agreement voluntarily, and that, except as set forth herein, no promises or inducements for this Agreement have been made, and he is entering into this Agreement without reliance upon any statement or representation by any of the Company Released Parties or any other person, concerning any fact material hereto.

               13. Integration. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, and supersedes any and all prior agreements or understandings between the parties arising out of or relating to the Employee's employment and the cessation thereof. This Agreement may only be changed by written agreement executed by the parties.

               14. Governing Law. This Agreement shall be governed by the laws of the State of New York, without giving effect to the conflicts of law principles thereof.

               IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                                 ATC GROUP SERVICES INC.


                                                 ----------------------
                                                 By:
                                                 Name:


                                                 EMPLOYEE


                                                 ----------------------
                                                 George Rubin

                                                                 Exhibit D-2


              SEVERANCE, CONSULTING AND NON-COMPETITION AGREEMENT

               THIS SEVERANCE, CONSULTING AND NON-COMPETITION AGREEMENT (this "Agreement"), dated as of , 199 is by and between ATC Group Services Inc. with its principal office at 104 East 25th Street, 10th Floor, New York, New York 10010 (the "Company") and Morry F. Rubin [address] ("Employee").

                                    RECITALS

               WHEREAS, Employee serves as a Director and is employed by the Company as President and Chief Executive Officer;

               WHEREAS, Employee is currently compensated at the rate of $300,000 per year with a bonus equal to 2.5% of the Company's pre-tax profits (in the aggregate, the "Compensation");

               WHEREAS, the Employee desires to resign his employment with the Company and his position as Director as of the effective date of the proposed merger between Acquisition Holdings, Inc. or an affiliate thereof and the Company (the "Effective Date");

               WHEREAS, the parties desire to set forth their respective rights and obligations in respect of Employee's resignation from the above positions; and

               WHEREAS, the Company and Employee desire to enter into a consulting agreement as set forth herein.

               NOW, THEREFORE, in consideration of the covenants and conditions set forth herein, the parties, intending to be legally bound, agree as follows:

                                    AGREEMENT

               1.   Resignation.

               (a) Employee hereby resigns from his employment with the Company with effect on and as of the Effective Date. It is agreed by the parties that, on and as of the Effective Date, all rights and obligations of Employee and the Company with respect to such employment shall terminate.

               (b) Employee hereby resigns as Director of the Company with effect on and as of the Effective Date.

               2. Consulting Services. For a period of three (3) years after the Effective Date, Employee agrees to make himself available at reasonable times and locations (taking necessary account of Employee's business commitments) to perform consulting services as reasonably requested by the Company provided, (i) the Employee shall be given at least 48 hours prior written notice of the requested services, (ii) all such consulting services shall be rendered in The City of New York and (iii) Employee shall not be required to devote more than 10 hours per month to the business of the Company. All consulting services rendered to the Company by Employee shall be performed as an independent contractor, and Employee shall not for any purpose be deemed to be an employee of the Company.

               3.   Benefits.

               (a) Payment. In consideration of the agreements of Employee herein and without diminution because of the ability or inability of Employee to perform any consulting services that may be requested by the Company, the Company agrees to pay Employee (or his assigns or, in the event of his death, his executor) the aggregate sum of three million two hundred ten thousand two hundred ninety dollars ($3,210,290), less applicable withholdings for federal, state and local taxes, to be paid as follows: (i) $1,550,000 shall be paid on the Effective Date and (ii) $276,715 shall be paid on each January 1, April 1, July 1, and October 1, commencing on the first such day that occurs at least one month following the Effective Date and ending with the sixth such payment. Any tax liability incurred by Employee in respect of consideration received hereunder hereof shall be borne by him. The parties hereto agree that (x) $722,000 of the aggregate amount payable hereunder shall be allocated to severance payments; (y) $300,000 shall be allocated as a pro rata bonus for the fiscal year ending February 28, 1998; and (z) $2,188,290 of the aggregate amount payable hereunder shall be allocated to Employee's covenant not to compete in Section 6 herein.

               (b) Health Insurance. For the three (3) year period commencing on the Effective Date, Employee and the members of his immediate family shall be entitled to participate in and receive benefits under: (i) ATC Management Inc.'s health coverage plan with Unicare or any health insurance plan subsequently adopted by the Company in its place; and (ii) the Executive Supplement Plan to ATC Management Inc.'s health coverage plan with Unicare as long as the Company is able to obtain coverage for Employee under the supplemental plan; provided, that, the Company shall use commercially reasonable efforts to maintain substantially similar coverage during the term of this Agreement. During such period, Employee shall pay all premiums, deductibles and other charges arising out of or associated with the coverage of Employee and his immediate family under the insurance plans described in clauses (i) and (ii) hereof; provided, that, such premiums, deductibles and other charges do not increase disproportionately for Employee as compared with other senior executives of the Company.

               (c) Car Lease. On the Effective Date, Employee shall return to the Company the BMW automobile leased by the Company and used by the Employee.

               4. Expenses. All reasonable expenses incurred by Employee in connection with the provision of consulting services requested hereunder, including for airfare, hotel accommodations, meals and the like, shall be reimbursed by the Company within seven (7) days after presentation by Employee of receipts and other supporting documentation, provided that such expense had been approved in advance by the Company.

               5. No Solicitation of Employees. Employee hereby represents and warrants that he has not solicited for employment or induced any person employed by the Company to terminate employment during the sixty-day period preceding the date hereof.

               6.   Covenant Not to Compete.

               (a) Employee hereby covenants and agrees that Employee shall not, for a period of three (3) years after the Effective Date, alone or in conjunction with any other person or entity, whether as a principal, agent, stockholder, director, officer, manager, trustee, representative, employee, executive or consultant or in any other capacity, for whatever reason, directly or indirectly: (i) compete or assist any person or entity in competing with the Company in all aspects of the business as conducted by the Company on the Effective Date in any manner in the United States, except as permitted in clauses (iii) and (iv) below; provided, that, upon written notice by the Company of Employee's breach of this Section 6(a)(i), Employee shall have 10
(ten) business days from the date of notice to cure any such breach; (ii) request or cause any person employed by the Company on or after the date hereof to terminate employment; (iii) compete or assist any person or entity in competing with ATC InSys Technology Inc. ("InSys") or 3D Information Services Inc. ("3D") or assist any person or entity in competing with InSys or 3D anywhere within the legal boundaries of the State of New Jersey; or (iv) solicit on behalf of himself or any other person or entity, within The City of New York, any of the following customers of InSys: (A) J.P. Morgan & Co. Incorporated, (B) Merrill, Lynch & Co. (C) The Long Island Rail Road Co. and
(D) The Chase Manhattan Bank; provided, however, that the immediately preceding clause (iv) shall apply only to products or services that are competitive with those of InSys. This Section 6 shall not be deemed to prohibit the Employee from owning up to 5% of the outstanding voting securities of any issuer whose securities are listed or traded on a U.S. national stock exchange, the

Nasdaq National Market System or a comparable foreign exchange or system.

               (b) If the scope of any restriction contained in this Agreement is too broad to permit enforcement of such restriction to its fullest extent, then such restriction shall be enforced to the maximum extent permitted by law, and Employee hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction. Employee acknowledges and agrees that the covenants contained herein are necessary for the protection of the Company's legitimate business interests and are reasonable in scope and content. Employee further acknowledges and understands that the remedy at law for any breach by him of this Section 6 will be inadequate, and that the damages flowing from such breach are not readily susceptible to being measured in monetary terms. Accordingly, it is acknowledged that upon Employee's violation of any provision of this Section 6, the Company shall be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach. Nothing in this
Section 6 shall be deemed to limit the Company's remedies at law or in equity for any breach by Employee of any of the provisions of Section 6 which may be pursued or availed of by the Company.

               7. Release. The Company hereby releases the Employee and the Employee hereby releases the Company and its affiliates and its and their present and former stockholders, directors, officers, employees, agents, attorneys, successors and assigns (together, the "Company Released Parties"), from any and all claims that each of the Employee or the Company Released Parties has or may have arising in any way out of Employee's employment with the Company and service as Director and the cessation thereof, including, but not limited to, any and all claims each of the Employee or the Company had, has or may have with respect to the Compensation. Notwithstanding the above, this provision is not intended to release any claims that may arise after the date Employee executes this Agreement, including claims to enforce this Agreement.

               8. Retained Property. Employee represents that he has returned all property of the Company in his possession, including but not limited to credit cards, security key cards, telephone cards, car service cards, computer software or hardware, company identification cards, Company records and copies of records, correspondence and copies of correspondence and other books or manuals issued by the Company. Employee also warrants that he has no debts to or loans from the Company. Notwithstanding the foregoing, Employee shall have the right to retain (i) duplicate photocopies of books and records of the Company that do not fall within the category of "Confidential Information"
(as defined below) and (ii) all
personal property of the Employee located on the premises of the Company.

               9. Confidentiality. Employee acknowledges that he has had and may in the performance of consulting services hereunder continue to have access to Confidential Information (as hereinafter defined) of the Company. Employee agrees not to disclose, communicate or divulge to, or use for the direct or indirect benefit of, any person (including Employee), firm, association or other entity (other than the Company or its affiliates) any Confidential Information. "Confidential Information" includes, but is not limited to, business methods, business policies, procedures, techniques, research or development projects or results, trade secrets (which Employee agrees include the Company's customer and prospective customer lists), pricing policies, business plans, computer software, intellectual property, and other such information not otherwise available to the general public, unless the information is disclosed to Employee without confidential or proprietary restriction by the Company or a third party who rightfully possesses the information (without confidential or proprietary restriction) and did not learn of it, directly or indirectly, from the Company. If any person (including any government employee) requests the disclosure or release of Confidential Information, Employee shall (i) promptly notify the Company of such request so that the Company may pursue any available remedies to prevent the disclosure or release of such Confidential Information and (ii) furnish the Company a copy of all written materials pertaining to such request for Confidential Information as the Company shall deem appropriate.

               10. No Claims. Employee represents and warrants that he has not filed any charges, claims or complaints against the Company Released Parties, and he represents and warrants that he will not initiate or voluntarily participate or assist in any charge, claim, or complaint against the Company Released Parties, it being understood that this provision does not affect Employee's right to enforce this Agreement, or legal obligation, if any, to appear as a witness if subpoenaed for examination before trial or subpoenaed for trial or hearing or, if required, to provide information to the Equal Employment Opportunity Commission or to an equivalent state or local administrative agency in response to a demand for information.

               11. Benefits Terminated. Employee acknowledges that he is not entitled to receive benefits from the Company other than as set forth in
Section 3 of this Agreement, except for any vested benefits to which Employee is entitled in the Company's 401(k) Plan and except for any other benefits afforded Employee by applicable law.

               12. No Inducements. Employee warrants that he is entering into this Agreement voluntarily, and that, except as set forth herein, no promises or inducements for this Agreement have been made, and he is entering into this Agreement without reliance upon any statement or representation by any of the Company Released Parties or any other person, concerning any fact material hereto.

               13. Integration. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, and supersedes any and all prior agreements or understandings between the parties arising out of or relating to the Employee's employment and the cessation thereof. This Agreement may only be changed by written agreement executed by the parties.
               14. Governing Law. This Agreement shall be governed by the laws of the State of New York, without giving effect to the conflicts of law principles thereof.

               IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                               ATC GROUP SERVICES INC.


                                               --------------------------
                                               By:
                                               Name:


                                               EMPLOYEE


                                               --------------------------
                                               Morry F. Rubin




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